Exhibit No. 28(a)(8)

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION

OF

NEW ALTERNATIVES FUND, INC.

Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

1.           The name of the corporation is:

NEW ALTERNATIVES FUND, INC.

2.           The Certificate of Incorporation was filed by the Department of State on the 17th day of January, 1978; under the original name:

THE SOLAR FUND INC.

3.           The Certificate of Incorporation is hereby amended to effect the following change:

To amend paragraph (4) which sets forth the par value of the shares of the corporation, which is hereby amended, pursuant to Section 801(b)(10) of the Business Corporation Law, to decrease the par value of the authorized issued and un-issued shares from ONE ($1.00) DOLLAR per share to ONE ($0.01) CENT per share.

4.           This reduction in the par value of the Fund’s shares was effected by making a re-class entry between the stated paid-in capital account and the additional paid-in capital account.  The Fund’s net asset value per share was unaffected by this change in stated capital.

5.           Paragraph (4) of the Certificate of Incorporation is hereby amended to affect an increase in the aggregate number of shares as well as the par value of the shares that the corporation is authorized to issue.  The corporation is currently authorized to issue 8,000,000 shares of common stock at $1.00 par value per share.  Of the currently authorized 8,000,000 shares, 5,722,724.143 are issued and outstanding and 2,277,275.857 shares are un-issued.  The 5,722,724.143 issued shares of common stock will be changed into 5,722,724.143 shares of common stock with $0.01 par value at a rate of one (1) old share for every one (1) new share.  The 2,277,275.857 un-issued shares of common stock will be changed into 2,277,275.857 shares of common stock with $0.01 par value at a rate of one (1) old share for every one (1) new share.

In addition, Paragraph (4) of the Certificate of Incorporation is hereby amended to add an additional 32,000,000 shares of common stock at $0.01 par value to the existing 8,000,000 shares at $0.01 par value.  All shares shall be of the same class and shall have the same rights, privileges and characteristics as currently set forth in the corporation’s Certificate of Incorporation.

Paragraph (4) of the Certificate of Incorporation is hereby amended to read as follows:

(4)           The aggregate number of shares which the corporation shall have authority to issue is:  40,000,000 shares with a par value of $0.01 per share.

6.           The amendment to the Certificate of Incorporation was authorized first by the Board of Directors and then by vote of a majority of all outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, the undersigned hereby affirms that the statements made herein are true under the penalties of perjury.

Dated:  June 18, 2008

/s/ DAVID J. SCHOENWALD
David J. Schoenwald
President

VERIFICATION

STATE OF NEW YORK	)
	)	ss:
COUNTY OF SUFFOLK	)

The undersigned being duly sworn deposes and states that he is the President and Chief Executive Officer of such company; and that all action by officers, directors and other bodies necessary to authorize deponent to execute and file such instrument has been taken.  Deponent further says that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

/s/ DAVID J. SCHOENWALD
David J. Schoenwald
President

Subscribed and sworn to before me,
a Notary Public, this 19th of June, 2008

/s/ DONNA BLOUNT
Notary Public
State of New York

My Commission expires 3/31/2011
Notarial Seal:

2